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                                                                   EXHIBIT 99.1


               BRIGHTPOINT UPDATES REVENUE AND EARNINGS ESTIMATES

         INDIANAPOLIS--December 20, 2000--Brightpoint, Inc. (NASDAQ:CELL) announced today that revenue and earnings for the quarter ending December 31, 2000, would be below the expectations disclosed in the Company's October 26, 2000, conference call. The Company expects revenues for the fourth quarter to be in a range from $500 million to $525 million, and diluted earnings per share to be in a range from $0.12 to $0.15. For the year ending December 31, 2000, the Company expects revenues to range from $1.94 billion to $1.96 billion, and diluted earnings per share to range from $0.61 to $0.64. These diluted earnings per share expectations for the quarter and year ending December 31, 2000, exclude i) revisions to prior estimates of nonrecurring and other unusual charges (which are not expected to be material) and ii) an extraordinary gain on the early extinguishment of debt (expected to be approximately $10 million after applicable taxes). Actual results for the fourth quarter and year ending December 31, 2000, will be reported on January 25, 2000.

         "As has recently been announced by many other wireless and technology companies, demand during the 2000 holiday season in the United States was well below what we had expected, and slower seasonally than we have seen in the past," stated Robert J. Laikin, Chairman and Chief Executive Officer of Brightpoint, Inc. "We believe this is due, at least in part, to economic uncertainties in the U.S. market causing lower than anticipated demand. We also believe that our results were dampened by price reductions made by certain manufacturers designed to counteract this slowness in the U.S. market."

         "We are very pleased that all of our divisions outside of the U.S. appear to be performing at or above expected levels," stated Laikin. "Despite the lower-than-anticipated demand in the wireless and technology industries in the U.S., we believe the level of profitability we expect to attain in the fourth quarter will continue to validate the strategies and business models that we have implemented."

         The Company believes that the demand characteristics in the U.S. market impacting the fourth quarter of 2000 will likely impact results in the first half of 2001 as well. The Company expects revenues for the first quarter of 2001 to range from $480 million to $520 million and diluted earnings per share to range from $0.10 to $0.12. In light of these expectations for the first quarter, the Company expects the full year revenues for 2001 to be in the range of $2.2 billion to $2.4 billion and diluted earnings per share to range from $0.72 to $0.80.

         "While the economic uncertainty and other factors in the U.S. will impact our results in the near term, we continue to believe that our value proposition and business model will allow us to generate long-term, sustainable growth in earnings," stated Laikin. "And our recent acquisition of APT in Australia is indicative of our commitment to continue to bring our innovative and value-additive logistics services to the industry as the convergence of voice, data and Internet products hastens."



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         The Company will conduct a conference call to discuss the revised expectations on December 21, 2000, at 8:30 a.m. EST (New York time). The conference call can be accessed through the Investors section of the Company's website at www.brightpoint.com. To join the conference call telephonically, use the following information and dial in several minutes prior to the start of the call:

    U.S. toll-free dial-in number (800) 967-7134
    International dial-in number (719) 457-2625
    No passcode is necessary

         The conference call will be archived on the Company's website for thirty (30) days.

         Brightpoint, Inc. is a leading provider of outsourced services in the global wireless telecommunications and data industry. Brightpoint's innovative services include contract manufacturing, customized packaging, prepaid and e-commerce solutions, inventory management, distribution and other outsourced services. Brightpoint's customers include leading network operators, e-tailers, retailers and wireless equipment manufacturers. Additional information about Brightpoint can be found on its website at www.brightpoint.com or by calling its toll-free Investor Relations Information line at 877-IIR-CELL (877-447-2355).

         Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint. These statements are only predictions and actual events or results may differ materially. Please refer to the documents the Company files, from time to time, with the Securities and Exchange Commission; specifically, Brightpoint's most recent Form 10-K, Form 10-Q and Exhibits 99, thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. These risk factors include, without limitation, economic conditions in the United States; market demand for wireless handsets, data products and accessories; consolidation of the Company's wireless network operator customers; changes in the tendency of wireless equipment manufacturers and network operators to outsource aspects of their business to the Company; the Company's ability to obtain competitive products at reasonable prices when needed; potential product obsolescence or inventory valuation losses; potential oversupply or shortages of products; changes in social, political, regulatory and economic conditions or laws in foreign countries where the Company has operations; changes in foreign currency exchange rates; and financial risk management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.

Contact:
    Brightpoint, Inc., Indianapolis, Indiana
    Phillip A. Bounsall, 317/297-6100